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                                                                    EXHIBIT 12.1



                           AMERICAN CYANAMID COMPANY
                       RATIO OF EARNINGS TO FIXED CHARGES
                 (IN MILLIONS OF DOLLARS, EXCEPT RATIO AMOUNTS)


                                                                       YEAR ENDED DECEMBER 31,
                                                                       ----------------------
                            Three Months
                            Ended March
                                1994               1993               1992(1)           1991(1)            1990(1)         1989(1)
                           ---------------         ----               ------            ------             ------          -----
 EARNINGS
 --------

 Earnings <Loss> from         $ 156.2             $(111.8)(2)         $555.0            $507.0             $378.0(3)       $394.8
 continuing
 operations before
 income taxes


 Add:
 Fixed Charges                   20.5             $  82.2             $ 77.9            $ 78.4             $114.4          $174.0

 Less:
 Capitalized
 interest                        (0.7)            $  (4.6)            $ (4.0)           $(11.0)            $(13.5)         $(14.0)
                              -------             -------             ------            ------             ------          ------

 Total Earnings<Loss>         $ 176.0             $ (34.2)            $628.9            $574.4             $478.9          $554.8
                              =======             =======             ======            ======             ======          ======


 FIXED CHARGES
 -------------

 Interest and debt
 expenses                     $  16.0             $  62.4             $ 58.8            $ 53.7             $ 88.4          $147.7


 Add:
 Capitalized interest             0.7             $   4.6             $  4.0            $ 11.0             $ 13.5          $ 14.0

 Add:
 One-third of rental
   expense
                                  3.8             $  15.2             $ 15.1            $ 13.7             $ 12.5          $ 12.3
                              -------             -------             ------            ------             ------          ------


 Total Fixed Charges          $  20.5             $  82.2             $ 77.9            $ 78.4             $114.4          $174.0
                              =======             =======             ======            ======             ======          ======

 RATIO OF EARNINGS TO FIXED
 CHARGES                         8.59                *                  8.07              7.33               4.19(3)         3.19
                              =======             =======             ======            ======             ======          ======



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*        Calculation of the ratio results in an amount that is less than one.
         The amount of earnings coverage deficiency for the fiscal year ended December 31, 1993 was $116.4.(2)

(1) Restated for discontinued operations related to the spin-off of Cytec Industries Inc. in 1993.

(2) Includes one-time, pre-tax charges of $383.6 related to the acquisition of Immunex Corporation and $207.9 related to a companywide restructuring program. Excluding these charges, the ratio of earnings to fixed charges would have been 6.78.

(3) Includes a pre-tax special charge of $97.2 associated primarily with the curtailment and consolidation of certain product lines. Excluding this charge, the ratio of earnings to fixed charges would have been 5.04.